Exhibit 16 - Accountant's Letter

May 12, 1999

Midland, Inc.
1073 4th Street, #3
Stone Mountain, GA 30083

Effective May 12, 1999, we will cease our services as your accountants. We have reached the decision reluctantly and after substantial deliberation because we can not continue to provide your Company (Commission File Number 0-24736) with the level of services that you require.

As a reminder, you are required to report a change of accountants within five days under item 4 on Form 8-K and attach our response to the filing.

We will cooperate with your new accountants. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communication with others regarding your companies' affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,

/s/ Harlan & Boettger
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Harlan & Boettger, LLP

cc: Mark Pierce
      Office of the Chief Accountant
      SECPS Letter File
      Mail Stop 9-5
      450 Fifth Street, N.W.
      Washington, D.C.  20549